Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 243 to Registration Statement No. 002-67052 on Form N-1A of our reports dated August 25, 2008, relating to the financial statements and financial highlights of Auxier Focus Fund, DF Dent Premier Growth Fund, Golden Small Cap Core Fund, and Golden Large Cap Core Fund, appearing in the annual reports on Form N-CSR of Forum Funds, for the year ended June 30, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

October 23, 2008